LIST OF SUBSIDIARIES OF THE COMPANY


                              Percentage               Jurisdiction of
Name of Subsidiary                 Ownership           Incorporation

Moto Photo of California, Inc.          100%                California


Photo to Go of Brunswick, Ltd.          100%                New Jersey


Photo to Go of South Plainfield, Ltd.   100%                New Jersey


Photo to Go of Oakhurst, Ltd.           100%                New Jersey


Photo to Go of Union, Ltd.              100%                New Jersey